UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    January 16, 2018

Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer ID No.)
Incorporation)

170 North Radnor-Chester Road
Suite 200
Radnor, PA		19087
(Address of Principal Executive Offices) Offices)		(Zip Code)
Registrant's telephone number, including area code	610-293-0600
Not applicable
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.05.    Costs Associated With Exit or Disposal Activities.

On January 16, 2018, the Board of Directors (the “Board”) of Safeguard Scientifics, Inc. (the “Registrant” or the “Company”) approved a change in the Company’s strategy. Under the new strategy, the Company will not deploy capital into new partner companies and will focus on supporting its existing partner companies and maximizing monetization opportunities for partner company interests to enable distributions of net proceeds to shareholders.

This change in strategy will result in the termination of certain employees. The Company expects to recognize a charge of $1.3 million in the first quarter of 2018 in connection with these terminations. Such amounts are expected to be paid in cash within the next twelve months.

ITEM 7.01. Regulation FD Disclosure.

On January 17, 2018, the Registrant issued a press release announcing the change in strategy referred to in Item 2.05 above. A copy of such press release is attached as Exhibit 99.1 hereto.

ITEM 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Title
99.1	Press Release of Registrant, dated January 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Date:    January 17, 2018        By:    BRIAN J. SISKO
Name: Brian J. Sisko
Title: Chief Operating Officer, Executive Vice President
and Managing Director